EXHIBIT 99.1
JOHN B. SANFILIPPO & SON, INC.
NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509
FOR IMMEDIATE RELEASE
MONDAY, FEBRUARY 11, 2008
Including Restructuring Costs, Net Income for the Current Second Quarter Increased by 159% over
Net Income for the Second Quarter of Fiscal 2007
Overview:
•	Including restructuring costs, net income improved by 159.0%

•	Gross profit improved by 20.7%

•	Volume declined by 6.7%

•	Inventories declined by 11.5%

•	Refinancing has been completed
Elgin, IL, February 11, 2008 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS)
today announced operating results for its fiscal 2008 second quarter. Including restructuring costs of $1.4 million, net income for the current quarter was $3.5 million, or $0.33 per share diluted, compared to net income of approximately $1.4 million, or $0.13 per share diluted, for the second quarter of fiscal 2007. The income tax rate in the second quarter was 14%, which reflects the tax benefit of the portion of the first quarter loss that previously could not be recorded as a tax benefit. Including restructuring costs of $1.4 million, the current year to date net income was $0.1 million, or $0.01 per share diluted, compared to a net loss of $3.3 million, or $0.31 per share diluted, for the first two quarters of fiscal 2007.
The Company has recently implemented several initiatives aimed at increasing the Company’s long-term profitability. One such initiative resulted in the Company discontinuing its store door delivery program as a result of the Company’s determination that it is no longer profitable to ship products to customers. The Company has contacted its larger grocery customers who were receiving products through this mode of distribution and requested that products be shipped directly to their distribution centers. Based upon positive customer response, the Company believes that many of these customers will accept this change in distribution, and consequently, the Company anticipates that approximately 50% of the $2.5 million in sales made in calendar 2007 through its store door distribution system will migrate to other distribution channels. However, there can be no assurances in this regard. Additionally, the Company closed two of the three temporarily leased Chicago area facilities in the
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second quarter with the remaining facility to close by the end of the current fiscal year. In connection with another initiative, the Company identified approximately 1,200 items that will be eliminated in the third quarter pursuant to its item rationalization initiative. The eliminated items represent approximately 30% of the items that the Company currently sells and approximately $20 million in annual sales. As a result of these changes, the Company recorded a restructuring charge before income taxes in the amount of $1.4 million in the current quarter, which is comprised primarily of the following items:
•	$1.2 million for the withdrawal liability related to the multiemployer pension plan for its unionized store door drivers; and

•	$0.2 million for lease termination costs related to the closed Chicago area facility.
The Company anticipates that the balance of the restructuring charges that will be reported in the third quarter of this fiscal year should amount to approximately $0.6 million before income taxes. The balance of the restructuring charges is comprised mainly of severance and lease termination costs. All significant restructuring costs are expected to be paid in the third quarter with the exception of the multiemployer pension obligation, which is subject to a final determination by the union and may not be settled until fiscal 2009.
Net sales decreased slightly from approximately $177.7 million for the second quarter of fiscal 2007 to $177.0 million for the second quarter of fiscal 2008. Net sales increased in the consumer, food service and export distribution channels and decreased in the industrial and contract packaging distribution channels. Total unit volume sold, which is measured in pounds shipped, decreased by 6.7%. The unit volume decrease was driven by declines in the consumer, industrial and contract packaging distribution channels. Unit volume declined in sales of peanuts, almonds, walnuts and pecans in the quarterly comparison. For the first two quarters of fiscal 2008, net sales decreased to $309.8 million from $311.4 million for the first two quarters of fiscal 2007. The decline in net sales for the year to date comparison was attributable primarily to a sizeable decline in the sales of almonds in the industrial and export channels. The decline in almond sales in these channels resulted from the discontinuance of the Company’s almond handling operation in the third quarter of fiscal 2007. Total unit volume sold fell by 6.5% in the year to date comparison due to unit volume declines in the sales of peanuts and pecans in addition to the volume decline in almonds.
The gross profit margin, as a percentage of net sales, increased from 10.9% for the second quarter of fiscal 2007 to 13.2% for the current quarter. The considerable improvement in gross profit margin occurred despite the negative impact of the following items in the second quarter of fiscal 2008 that were related to the move of the Chicago area facilities and the item rationalization initiative:
•	$2.9 million increase in unfavorable labor and efficiency variances over the second quarter of fiscal 2007, which was primarily related to the shut down and start up costs for production lines that were moved from the existing facilities and installed in the new Elgin facility during the quarter;

•	$1.0 million in estimated redundant manufacturing expenses as production activities occurred at the existing Chicago area facilities while the manufacturing spending in the new Elgin facility reflected increased production levels during the quarter;

•	$0.5 million in external contractor charges that were related to the acceleration of the equipment move from the existing Chicago area facilities to the new Elgin facility; and

•	$0.3 million for inventory write-downs related to the items that will be eliminated in the third quarter.
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The current second quarter gross profit margin, as a percentage of net sales, increased in all distribution channels except the contract packaging channel when compared to the gross profit margin for those channels for the second quarter of fiscal 2007. The increase in the gross profit margin in the quarterly comparison was driven mainly by price increases for peanuts, walnuts and mixed nuts, and declines in acquisition costs for other major commodities. The current year to date gross profit margin increased from 8.1% for the second quarter of fiscal 2007 to 11.3% after considering costs of approximately $10.4 million for shut down and start up for the equipment move, redundant manufacturing expenses and equipment moving expenses. Gross profit margin improved in all distribution channels and in sales of all major commodities except pecans in the year to date comparison.
Total selling and administrative expenses for the current quarter decreased to 8.6% of net sales from 8.7% of net sales for the second quarter of fiscal 2007 primarily because of lower shipping, distribution and broker commission costs, which were offset partially by increased compensation costs and consulting fees. For primarily the same reasons, total selling and administrative expenses, as a percentage of net sales, for the current year to date period decreased to 9.1% from 9.6% for the same year to date period in fiscal 2007. Total selling and administrative expenses also included consulting fees of $0.2 million and $1.0 million for the second quarter and year to date period, respectively, which were related primarily to the item rationalization and store door migration initiatives.
Interest expense for the second quarter of fiscal 2007 increased to $2.6 million from $1.8 million for the second quarter of fiscal 2007. Interest expense for the current year to date period was approximately $5.4 million compared to $3.5 million for the first two quarters of fiscal 2007. Increased short-term debt levels and higher interest rates led to the increase in interest expense in both the quarterly and year to date comparisons.
Inventories on hand at the end of the current second quarter declined by $19.1 million or 11.5% when compared to the value of inventories on hand at the end of the second quarter of fiscal 2007. Pounds of raw nut input stocks decreased by approximately 22.8 million pounds or 26.3% when compared to the quantity of raw nut input stocks on hand at the end of the second quarter of fiscal 2007. The weighted average cost per pound of raw nut input stocks increased by 7.4% in the quarterly comparison mainly as a result of higher peanut and walnut acquisition costs.
On February 7, 2008, the Company completed the refinancing of its Bank Credit Facility and Notes. At the time of closing, the weighted average interest rate for the two new facilities was approximately 110 basis points lower than the weighted average interest rate for the existing credit facilities. The new credit facilities have minimal financial covenants with which the Company expects to comply in the current fiscal year. As a result of the refinancing, the Company expects to incur expenses of approximately $6.7 million for prepayment penalties and for the write off of previously deferred financing fees related to the existing credit facilities. These refinancing expenses will be recorded in the third quarter of the current fiscal year.
“During the last twelve months, we have taken many steps to improve profitability such as discontinuing the almond handling operation in our Gustine facility, changing our approach to buying and selling the commodities that we shell, obtaining price increases for unprofitable items and accelerating the move of the existing Chicago area facilities. These changes have begun to deliver benefits in the second quarter,” stated Jeffrey Sanfilippo, Chief Executive Officer. “In the second quarter, we moved and started up an additional five production lines and closed two of the three
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existing Chicago area facilities. We have two major production lines to move, which should be completed by the end of this fiscal year, and we anticipate that the cost to move these remaining lines will be relatively low,” stated Mr. Sanfilippo. “The start up and training costs associated with the production lines that have been moved in the first and second quarters have been significant, but we have made some progress in improving efficiency on these lines in the second quarter. Improving production efficiency in the new Elgin facility will be our main focus in the third quarter,” Mr. Sanfilippo noted. “In early February, we implemented our item rationalization initiative by eliminating unprofitable and low volume items, which should serve to improve gross margins and production efficiency throughout our operations. The item rationalization coupled with the completion of the Chicago area facility consolidation should also lead to a significant reduction in compensation and other personnel related costs in both the manufacturing and administrative areas,” Mr. Sanfilippo concluded.
The statement of Jeffrey T. Sanfilippo in this release is forward-looking. This forward-looking statement is based on the Company’s current expectations and involves risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) if the Company sustains losses, the ability of the Company to continue as a going concern, (ii) sales activity for the Company’s products, including a decline in sales to one or more key customers; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and routine bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (v) the Company’s ability to lessen the negative impact of competitive and pricing pressures; (vi) the potential for lost sales or product liability if customers lose confidence in the safety of Company’s products or are harmed as a result of using its products; (vii) risks and uncertainties regarding the Company’s facility consolidation project; (viii) sustained losses, which would have a material adverse effect on the Company; (ix) the ability of the Company to satisfy its customers’ supply needs; (x) the ability of the Company to retain key personnel; (xi) the potential negative impact of government regulations, including the 2002 Farm Bill and the Public Health Security and Bioterrorism Preparedness and Response Act; (xii) the Company’s ability to do business in emerging markets; (xiii) the Company’s ability to properly measure and maintain its inventory; and (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control.
John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and extruded snacks that are sold under a variety of private labels and under the Company’s Fisher®, Evon’s®, Snack ‘N Serve Nut BowlTM, Sunshine Country®, Flavor Tree® and Texas PrideTM brand names. The Company also markets and distributes a diverse product line of other food and snack items.
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JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

		(As revised)(1)	(As revised)(1)
	December 27,	June 28,	December 28,
	2007	2007	2006

ASSETS

CURRENT ASSETS:
Cash	$20,127	$2,359	$4,498
Accounts receivable, net	44,578	36,544	43,627
Inventories	146,649	134,159	165,784
Income taxes receivable	90	6,531	8,690
Deferred income taxes	2,000	2,140	3,022
Prepaid expenses and other current assets	1,736	1,150	1,631
Asset held for sale	5,569	5,569	5,569

	220,749	188,452	232,821

PROPERTIES, NET	173,468	171,595	169,939
OTHER ASSETS	8,035	7,563	15,430

	$402,252	$367,610	$418,190

		(As revised)(1)	(As revised)(1)
	December 27,	June 28,	December 28,
	2007	2007	2006

LIABILITIES & STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Revolving credit facility borrowings	$65,283	$73,281	$56,755
Current maturities of long-term debt	16,848	54,970	58,535
Accounts payable	60,614	21,264	60,408
Book overdraft	7,898	5,015	11,700
Accrued expenses	21,944	18,122	17,987

	172,587	172,652	205,385

LONG-TERM LIABILITIES:
Long-term debt	54,257	19,783	20,368
Retirement plan	8,962	9,060	8,318
Deferred income taxes	2,541	2,606	6,667
Other	—	179	404

	65,760	31,628	35,757

STOCKHOLDERS’ EQUITY:
Class A common stock	26	26	26
Common stock	81	81	81
Capital in excess of par value	100,588	100,335	100,068
Retained earnings	68,277	68,149	78,077
Accumulated other comprehensive loss	(3,863)	(4,057)	—
Treasury stock	(1,204)	(1,204)	(1,204)

	163,905	163,330	177,048

	$402,252	$367,610	$418,190

(1)	Statements for June 28, 2007 and December 28, 2006 are revised to reflect an immaterial reduction in accrued expenses and corresponding changes in income taxes receivable and retained earnings.

JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Twenty-six Weeks Ended
	(Unaudited)		(Unaudited)
		As revised)(1)		(As revised)(1)
	December 27,	December 28,	December 27,	December 28,
	2007	2006	2007	2006

Net sales	$176,990	$177,654	$309,798	$311,447
Cost of sales	153,653	158,326	274,661	286,154

Gross profit	23,337	19,328	35,137	25,293

Selling expenses	10,273	11,253	18,497	22,071
Administrative expenses	4,995	4,128	9,666	7,961
Restructuring expenses	1,403	—	1,403	—
Gain related to real estate sales	—	—	—	(3,047)

Total operating expenses	16,671	15,381	29,566	26,985

Income (loss) from operations	6,666	3,947	5,571	(1,692)

Other (expense):
Interest expense	(2,647)	(1,784)	(5,377)	(3,454)
Rental and miscellaneous income (expense), net	67	(37)	52	(96)

	(2,580)	(1,821)	(5,325)	(3,550)

Income (loss) before income taxes	4,086	2,126	246	(5,242)
Income tax expense (benefit)	569	768	118	(1,932)

Net income (loss)	$3,517	$1,358	$128	$(3,310)

Basic and diluted earnings (loss) per share	$0.33	$0.13	$0.01	$(0.31)

Weighted average shares outstanding
— basic	10,609,798	10,591,955	10,606,419	10,591,790

— diluted	10,633,786	10,639,316	10,635,815	10,591,790

(1)	Statements for the quarter and twenty-six weeks ended December 28, 2006 are revised to reflect an immaterial decrease in cost of sales and corresponding change in income tax expense (benefit).